Exhibit 99.2

MannKind Restructures Near-Term Debt Obligations

New 5.75% Convertible Senior Subordinated Exchange Notes due 2021 and Common Stock to be Issued in Exchange for Existing Convertible Senior Subordinated Exchange Notes due 2018

Fourth Amendment to Facility Agreement with Deerfield and Amendment and Restatement of Deerfield Notes

WESTLAKE VILLAGE, Calif. October 23, 2017 (GLOBE NEWSWIRE) — MannKind Corporation (NASDAQ and TASE: MNKD) today announced the restructuring of certain of its outstanding debt obligations.

•	Exchanged senior convertible notes in the amount of approximately $27.7 million due August 2018 for senior convertible notes in the amount of approximately $23.7 million due October 2021 and 973,236 shares of common stock.

•	Extended the maturity of $10 million of the Deerfield facility from October 31, 2017 to January 15, 2018 and allowed for such principal to be converted into common stock.

•	Allowed for certain additional outstanding principal under the Deerfield facility to be converted into common stock.

MannKind’s Chief Executive Officer, Michael Castagna, commented, “These transactions, in combination with the recent registered direct offering, are expected to enable us to execute our near-term business plan.”

New 5.75% Convertible Senior Subordinated Exchange Notes due 2021

MannKind entered into an exchange agreement with the holders of its outstanding 5.75% Convertible Senior Subordinated Exchange Notes due 2018 (the “2018 notes”), pursuant to which the Company agreed to issue to such holders in exchange for all of the outstanding 2018 notes (i) $23,670,000 aggregate principal amount of new 5.75% Convertible Senior Subordinated Exchange Notes due 2021 (the “2021 notes”) and (ii) an aggregate of 973,236 shares of its common stock, par value $0.01 per share (the “Exchange Shares”).

The 2021 notes will be the Company’s general, unsecured, senior obligations, except that the 2021 notes will be subordinated in right of payment to the outstanding notes issued pursuant to the Company’s Facility Agreement, dated July 1, 2013, as amended (the “Facility Agreement”), with Deerfield Private Design Fund II, L.P. and Deerfield Private Design International II, L.P. (collectively “Deerfield”). The 2021 notes will rank equally in right of payment with the Company’s other unsecured senior debt. The 2021 notes will bear interest at the rate of 5.75% per year on the principal amount, payable semiannually in arrears in cash or, at the option of the

Company if certain conditions are met, in shares of the Company’s common stock (the “Interest Shares”), on February 15 and August 15 of each year, beginning February 15, 2018, with interest accruing from August 15, 2017. The 2021 notes will mature on October 23, 2021.

The 2021 notes will be convertible, at the option of the holder, at any time on or prior to the close of business on the business day immediately preceding the stated maturity date, into shares of the Company’s common stock at a conversion rate of 194.1748 shares per $1,000 principal amount of 2021 notes, which is equal to a conversion price of approximately $5.15 per share. The conversion rate will be subject to adjustment under certain customary circumstances to be described in an indenture governing the 2021 notes (the “Indenture”).

The Company may elect at its option to cause all or any portion of the 2021 Notes to be mandatorily converted in whole or in part at any time prior to the close of business on the business day immediately preceding the maturity date, if the last reported sale price of its common stock equals or exceeds 120% of the conversion price then in effect for at least 10 trading days in any 20 trading day period, ending within five business days prior to the date of the mandatory conversion notice.

Fourth Amendment to Facility Agreement with Deerfield

MannKind also entered into an exchange and fourth amendment to the Facility Agreement, pursuant to which $10.0 million in principal previously due on October 31, 2017 under the 9.75% Senior Convertible Notes will be deferred to January 15, 2018 (the “October Payment”), conditioned upon, among other things, MannKind depositing $10.0 million with an escrow agent, which is subject to reduction as the October Payment is satisfied through conversions to equity.

Specifically, the Facility Agreement was amended and restated to provide that Deerfield may convert principal due from time to time into an aggregate of up to 4,000,000 shares of MannKind’s common stock. The conversion price will be the greater of (i) the average of the volume weighted average price per share of the common stock for the three trading day period immediately preceding the date of any election by Deerfield to convert principal amounts and (ii) $3.25 per share, subject to adjustment under certain circumstances described in the notes. Any conversions of principal by Deerfield under the Facility Agreement will be applied first to reduce the October Payment, and after the October Payment has been satisfied, to reduce other principal payments due under the notes.

ABOUT MANNKIND CORPORATION

MannKind Corporation (NASDAQ:MNKD) (TASE:MNKD) focuses on the development and commercialization of inhaled therapeutic products for patients with diseases such as diabetes and pulmonary arterial hypertension. MannKind is currently commercializing Afrezza® (insulin human) inhalation powder, the Company’s first FDA-approved product and the only inhaled rapid-acting mealtime insulin in the United States, where it is available by prescription from pharmacies nationwide. MannKind is headquartered in Westlake Village, California, and has a state-of-the art manufacturing facility in Danbury, Connecticut. The Company also employs field sales and medical representatives across the U.S. For further information, visit www.mannkindcorp.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the completion of the debt and exchange transactions and expectations regarding MannKind’s ability to execute its near-term business plan. Words such as “believes”, “anticipates”, “plans”, “expects”, “intend”, “will”, “goal”, “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon MannKind’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include risks associated with MannKind’s ability to satisfy closing conditions, whether MannKind’s cash resources will be sufficient to operate its business and satisfy its debt repayment obligations and the risks detailed in MannKind’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent periodic reports on Form 10-Q and current reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Company Contact:

Rose Alinaya

SVP, Investor Relations

818-661-5000

ir@mannkindcorp.com